UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

November 30, 2015
Date of Report (Date of Earliest Event Reported)

The Chemours Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware, 19899
(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On November 30, 2015, The Chemours Company (the “Company”) announced that it completed the strategic review of its Reactive Metals Solutions (RMS) business and made the decision to stop production at the Niagara Falls, NY site by the end of December 2016. The Niagara Falls plant has approximately 200 employees and contractors that will be impacted by this action.
The Company estimates it will incur approximately $30 million in connection with the plant closure. The estimated cash expenditures are expected to consist of approximately $11 million for severance and other employee costs, $4 million of contract termination costs, and $12 to $17 million for decommissioning, dismantling and removal costs associated with the plan. Of these charges, the Company expects to incur approximately $17 million of cash charges in the fourth quarter of 2015. The remaining cash charges are expected to be incurred during the next two to three years, primarily for decommissioning, dismantling and removal.
Because the Company is in the early stages of implementing this plan, the amount and timing of the above estimates may differ from the ranges provided.
Also on November 30, 2015, the Company announced a reduction of its global workforce by approximately 400 positions, which represents about 5 percent of its total workforce. This action is part of an effort to continue to streamline and simplify the structure of the global organization and reduce costs, and will result in fourth quarter 2015 charge of approximately $45 million. The headcount reduction is expected to be across business lines and functions in the US and overseas and is expected to be completed during 2016.
Item 7.01 Regulation FD Disclosure.
On November 30, 2015, the Company issued a press release announcing the actions described in Item 2.05 of this Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1.
The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press release dated November 30, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman

Mark E. Newman
Senior Vice President and Chief Financial Officer
Date:	November 30, 2015